SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


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                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




                         April 18, 2000
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                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
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       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
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            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5.  Other Events

On April 18, 2000, Weyerhaeuser Company issued a press release stating the following:


"FEDERAL WAY, Wash.-Weyerhaeuser Company today reported net earnings of $244 million, or $1.04 per share, for the first quarter of 2000 on strong results from all lines of business. This compares with a first quarter loss of $48 million, or 24 cents per share, for the same period last year.

The first quarter loss in 1999 included nonrecurring after-tax charges of $149 million against earnings resulting from the implementation of a new accounting standard and the decision to sell the Composite Products business. Excluding those charges, first quarter earnings last year were $101 million, or 51 cents per common share.

Net sales for the first quarter of 2000 were $3.9 billion, a 47 percent increase from $2.7 billion for the same period last year. The increase resulted primarily from the addition of MacMillan Bloedel and Trus Joist and improvements in most major markets.

'Our first quarter results reflect the strength of the markets in which we operate, the operational improvements we continue to make and the synergies we're achieving following the acquisitions of MacMillan Bloedel and Trus Joist,' said Steven R. Rogel, chairman, president and chief executive officer. 'The biggest improvement came in Pulp, Paper and Packaging where market conditions continue to improve due to a stronger global economy. Our Wood Products and Real Estate businesses both benefited from ongoing consumer confidence that is reflected in the robust domestic housing and remodeling market.'

Rogel said that the stronger first quarter results also reflected the company's discipline around capital spending. Capital spending for the quarter was $152 million.

Results for the first quarter by segment were:

 . Timberlands reported earnings of $167 million, a 40 percent increase from $119 million last year. Much of the increase resulted from improved export market conditions. Despite a slight decline in March, export prices remain above last year's levels.

 . Wood Products reported earnings of $137 million, a 69 percent increase compared with $81 million last year. Demand for lumber and panels remained strong during the quarter due to the continued strength of the U.S. construction and remodel markets. Export markets also improved during the quarter.

 . Pulp, Paper and Packaging earnings increased to $186 million from $41 million in 1999. The pulp and paper markets continued to improve during the quarter leading to higher prices for all major product lines produced by the company. Volumes for corrugated boxes increased late in the quarter and remain above 1999 levels. The pulp market finished the quarter very strong with inventories remaining tight. Labor disputes in Finland may further restrict the supply of pulp.

 . Real Estate and related assets reported earnings of $47 million compared to $46 million for the same period last year.
  Sales rates for single family homes remain strong in the markets in which Weyerhaeuser operates.

Other first quarter highlights include:

 . The repurchase of 4.1 million common shares. In February, Weyerhaeuser announced plans to repurchase up to 12 million shares. The company expects to complete the repurchase within a year.

 . Plans to close four corrugated packaging plants as part of previously announced plans to consolidate operations and achieve savings following the acquisition of MacMillan Bloedel.

 . Synergies of $22 million and charges of $13 million related to integration of MacMillan Bloedel and Trus Joist.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 1999, sales were $12.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

                              # # #
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Statements contained in this press release concerning the
company's future results and performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; the risk of losses from fires, floods and other natural disasters; and the company's ability to execute its business plans, including its transition plans for the MacMillan Bloedel and Trus Joist acquisitions. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."

                              # # #

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   WEYERHAEUSER COMPANY

                              By   /s/ K.J. Stancato
                                   -----------------------------
                              Its: Vice President and Controller

Date:  April 20, 2000